EXHBIT 99.2
March 7, 2008

Third-Order Nanotechnologies, Inc. Changes its Name to Lightwave
Logic, Inc.

Name Change Effective March 10, 2008

Third Order Nanotechnologies, Inc. (OTCBB: TDON, www.third-order.com), announced today that effective March 10, 2008 the company's name will be changed to Lightwave Logic, Inc. and the company's new trading symbol will be OTCBB: LWLG.

"Even though our core intellectual property is a breakthrough in the field of nanotechnology, we anticipate that our core business will be selling logic circuits that manipulate lightwaves," said Hal Bennett, CEO of the company. "And we believe that the name Lightwave Logic, Inc. better expresses that we are a chip company working with the technical properties of light in unprecedented ways."

About Third-Order Nanotechnologies, Inc.

Third-Order Nanotechnologies is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Third-Order Nanotechnologies, Inc. is a portfolio company of Universal Capital Management, Inc. (OTCBB:
UCMT). Please visit the Company's website, www.third-order.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

Third Order Nanotechnologies
Hal Bennett, 707-256-3656
or
The Investor Relations Group

Erika Moran/Tom Caden/Salima Rasul
212-825-3210
or
Public Relations:
Lynn Granito/Steven Melfi
212-825-3210